EXHIBIT 11


COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE



                                                NINE MONTHS ENDED SEPTEMBER 30  THREE MONTHS ENDED SEPTEMBER 30
                                                -------------------------------  -----------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)            1994            1993           1994             1993
PRIMARY:
Average shares outstanding                       112,730,565     112,531,682    114,207,432      112,903,824
Net effect of the assumed purchase
 of stock under the stock option
 and stock purchase plans - based on
 the treasury stock method using
 average market price                              1,617,176       1,145,367      1,874,647          817,647

                                                 114,347,741     113,677,049    116,082,079      113,721,471

Net income                                            $309.3          $202.1         $108.1            $91.1
Preferred dividends                                     (9.3)          (22.3)          (1.9)            (7.4)

Net income applicable to common equity                $300.0          $179.8         $106.2            $83.7

Net income per common share                           $ 2.62          $ 1.58         $ 0.91            $0.74

FULLY DILUTED:*
Average shares outstanding                       112,730,565     112,531,682    114,207,432      112,903,824
Net effect of the assumed purchase of
 stock under the stock option and
 stock purchase plans - based on the
 treasury stock method using average
 market price or period-end market
 price, whichever is higher                        1,910,748       1,342,132      1,876,613          963,137
Assumed conversion of Series
 1991A Preferred Stock                             3,655,684       3,951,624      3,655,684        3,951,624

                                                 118,296,997     117,825,438    119,739,729      117,818,585

Net income                                            $309.3          $202.1         $108.1            $91.1
Preferred dividends, excluding Series
 1991A Preferred Stock                                  (3.6)          (16.2)          --               (5.3)

Net income applicable to common equity                $305.7          $185.9         $108.1            $85.8

Net income per common share                           $ 2.58          $ 1.58         $ 0.90            $0.73



* This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 17 of APB Opinion No. 15 because it results in dilution of less than 3%.